Filed pursuant to Rule 433
Registration No. 333-130580
November 15, 2006

HSBC Finance Corporation

Final Term Sheet
Lead Manager:	HSBC Securities (USA) Inc. (88%)
Co-Managers:

BNP Paribas Securities Corp. (2%)
Calyon Securities (USA) Inc. (2%)
Commerzbank Capital Markets Corp. (2%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (2%)
SG Americas Securities, LLC (2%)
Loop Capital Markets, LLC (1%)
The Williams Capital Group, LP (1%)

Structure:	7-year Global Floating Rate Notes
Ratings:	Aa3/AA-/AA-(Positive Outlook/Stable/Positive Outlook)
Pricing Date:	November 15, 2006
Original Issue Date:	November 21, 2006
Settlement Date:	November 21, 2006
Maturity Date:	January 15, 2014
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFV9
ISIN:	US40429CFV90

Transaction Details
Principal Amount:	$1,250,000,000
Pricing Benchmark:	3M USD LIBOR, except as described under Initial Interest Rate below
Initial Interest Rate:	To be determined by the Company on the second London Business Day prior to the Original Issue Date based on two-month LIBOR + 25 bps
Re-offer Yield:	3M USD LIBOR + 25 bps
Interest Rate Source:	USD-LIBOR-BBA (Telerate Inc Page 3750)
Price to Investor:	100.000%
Gross Fees:	0.350%
All-in Price to Issuer:	99.650%
Total Proceeds to Issuer:	$1,245,625,000
Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 15th of January, April, July and October, commencing January 15th, 2007
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.